TATONKA OIL AND GAS COMPANY, INC.
(An Exploration stage Company)
FINANCIAL STATEMENTS
December 31, 2005 and 2004
(Stated in US Dollars)

-i-

INDEPENDENT AUDITOR'S REPORT

To the MANAGING MEMBER
TATONKA OIL AND GAS COMPANY, LLC

We have audited the accompanying balance sheets of TATONKA OIL AND GAS COMPANY, LLC (an Exploration Stage Company) as of December 31, 2005 and 2004, and the related statements of income, members' equity, and cash flows for the year ended December 31, 2005, and for the period from March 5, 2004 to December 31, 2004, and for the period from March 5, 2004 (inception) through December 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of TATONKA OIL AND GAS COMPANY, LLC (an Exploration Stage Company) as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the period from March 5, 2004 (inception) to December 31, 2004 and for the period from March 5, 2004 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. These items raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Leon & Company, P.A.

Pembroke Pines, Florida

June 30, 2006

TATONKA OIL AND GAS COMPANY, LLC
(An Exploration Stage Company)
BALANCE SHEETS
December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004
ASSETS
Current Assets
Cash	$ 48,423	$ 183,992
Escrow deposits	27,243	—
Total current Assets	75,666	183,992
Deposits and other assets	272,757	—
Oil and gas properties-Notes 3 and 5	195,829	100,000
Total assets	$ 544,252	$ 283,992
LIABILITIES AND MEMBERS' EQUITY
LIABILITIES
Current
Accounts payable and accrued liabilities	$ 9,522	$ 6,000
Total current Liabilities	9,522	6,000
Commitments-Note 3
MEMBERS' EQUITY
Members' equity-Note 5	602,000	302,000
Deficit accumulated during the exploration stage	(67,270)	(24,008)
Total Members' Equity	534,730	277,992
Total Liabilities and Members' Equity	$ 544,252	$ 283,992

SEE ACCOMPANYING NOTES

TATONKA OIL AND GAS COMPANY, LLC
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
For the year ended December 31, 2005 and for the period from March 5,2004 to December 31, 2004 and for the period from March 5, 2004 (Date of Inception) to December 31, 2005
(Stated in US Dollars)

	December 31, 2005	From March 5, 2004 To December 31, 2004	March 5, 2004 (Date of Inception) to December 31, 2005

Revenue	$ —	$ —	$ —
Expenses	43,262	24,008	67,270
Net loss for the period	$ (43,262)	$ (24,008)	$ (67,270)

SEE ACCOMPANYING NOTES

TATONKA OIL AND GAS COMPANY, LLC
(An Exploration Stage Company)
STATEMENTS OF MEMBERS' EQUITY
For the period from March 5,2004 (Date of Inception) to December 31, 2005
(Stated in US Dollars)

	Members' Equity	Deficit Accumulated during Exploration Stage	Total

3/1/04 Contribution by Member	$ 100,000	$ —	$ 100,000
6/1/04 Contribution by Member	3,000	—	3,000
6/19/04 Contribution by Member	450,000	—	450,000
10/19-12/19/04 distributions	(251,000)	—	(251,000)
Net loss for the period 3/5/04 to 12/31/04	—	(24,008)	(24,008)
Balance December 31, 2004	302,000	(24,008)	277,992
11/21/05 Contribution by Member	300,000	—	300,000
Net loss for the year	—	(43,262)	(43,262)
Balance December 31, 2005	$ 602,000	$ (67,270)	$ 534,730

SEE ACCOMPANYING NOTES

TATONKA OIL AND GAS COMPANY, LLC
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
For the year ended December 31, 2005 and for the period from March 5,2004 to December 31, 2004 (Date of Inception) to
December 31, 2004 and for the period from March 5, 2004 (Date of Inception) to December 31, 2005
(Stated in US Dollars)

	December 31, 2005	March 5, 2004 (Date of Inception) to December 31, 2004	March 5, 2004 (Date of Inception) to December 31, 2005
Operating Activities
Net loss for the period	$ (43,262)	$ (24,008)	$ (67,270)
change in non-cash working capital balance related to operations:
Increase in escrow deposits payable	(27,243)	—	(27,243)
Increase in other assets	(272,557)	—	(272,557)
Accounts payable and accrued liabilities	3,522	—	9,522
Cash used in operating activities	(339,740)	(18,008)	(357,748)

Investing Activity
Acquisition of oil and gas properties	(95,829)	(100,000)	(195,829)
Cash used in investing activity	(95,829)	(100,000)	(195,829)

Financing Activity
Members' equity contributions	300,000	302,000	602,000
Cash provided by financing activity	300,000	302,000	602,000

Increase (decrease) in cash during the period	(135,569)	183,992	48,423
Cash, beginning of the period	183,992	—	—
Cash, end of period	$ 48,423	$ 183,992	$ 48,423

SEE ACCOMPANYING NOTES

TATONKA OIL AND GAS COMPANY, LLC
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2005 and 2004
(Stated in US Dollars)
Note 1.	Nature of Operations

The Company is in the exploration stage and is in the process of acquiring and exploring oil and gas properties located in the U.S.A. The recoverability of amounts shown for oil and gas properties are dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the properties, the ability of the Company to obtain necessary financing to complete the development and upon future profitable production or proceeds from the disposition thereof.

The Company was incorporated in the State of Colorado on March 5, 2004, as a Limited Liability Company ("LLC") and is a single member LLC.

At December 31, 2005, the Company has working capital of $66,144, but has incurred losses since inception totalling $67,270 and has yet to achieve profitable operations. The Company's ability to continue as a going concern is dependent on raising additional capital to fund future operations and ultimately to attain profitable operations (See Note 5). Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not give affect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Management plans to continue to provide for its capital needs during the year ended December 31, 2006 by the development of its properties, by issuing equity securities or by pursuing alternative financing, however, there is no assurances that management's plans will be attained.

Note 2.	Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

The financial statements have, in management's opinion been properly prepared within the framework of the significant accounting policies summarized below:

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all investment purchased with a maturity of three months or less to be cash equivalents. At December 31, 2005 and 2004 the Company had uninsured demand deposits in banks in the amount of $0 and $83,992, respectively.

TATONKA OIL AND GAS COMPANY, LLC
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2005 and 2004
(Stated in US Dollars)
Note 2.	Summary of Significant Accounting Policies - (cont'd)

Escrow Deposits and Other Assets

On November 21, 2005 the Company escrowed $300,000 for the purchase of leases with Elm Ridge Exploration Company ("EREC"). EREC acquired leases for the Company in 2006 expending $272,757 in acquisition costs. The balance of $27,243 is being held in the escrow account subject to refund to the Company. The $27,243 is being accounted for as a current asset "escrow deposit", while the acquisition cost are classified as "deposits and other assets", in the non-current section of the balance sheet.

Exploration Stage Company

The Company complies with Financial Accounting Standards Board Statement No. 7 and Securities and Exchange Commission Act Guide 7 for its characterization of the Company as exploration stage.

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are initially capitalized on a country-by-country (cost centre) basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling and overhead charges directly related to acquisition and exploration activities.

Costs capitalized, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves. Petroleum products and reserves are converted to a common unit of measure, using 6 MCF of natural gas to one barrel of oil.

Costs of acquiring and evaluating unproved properties are initially excluded from depletion calculations. These unevaluated properties are assessed periodically to ascertain whether impairment has occurred. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

Future net cash flows from proved reserves using period-end, non-escalated prices and costs, are discounted to present value and compared to the carrying value of oil and gas properties.

Proceeds from a sale of petroleum and natural gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would alter the rate of depletion by more than 20%. Royalties paid net of any tax credits received are netted with oil and gas sales.

TATONKA OIL AND GAS COMPANY, LLC
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2005 and 2004
(Stated in US Dollars)
Note 2.	Summary of significant Accounting Policies - (cont'd)

Asset Retirement Obligations

The Corporation recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made. The carrying amount of the related long-lived asset is increased by the same amount as the liability.

Changes in the liability for an asset retirement obligation due to the passage of time will be measured by applying an interest method of allocation. The amount will be recognized as an increase in the liability and an accretion expense in the statement of operations. Changes resulting from revisions to the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or a decrease in the carrying amount of the liability for an asset retirement obligation and the related asset retirement cost capitalized as part of the carrying amount of the related long-lived asset. At December 31, 2005 and 2004, the fair value of the oil and gas property's site restoration costs is insignificant.

Income Taxes

The Company is not a taxpaying entity for federal income tax purposes, and thus no income tax expense has been recorded in the statements.

Financial Instruments

The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Note 3.	Oil and Gas Properties

The Company has acquired leases in unproved oil and gas properties located in Colorado and Wyoming, USA. Under the terms of the lease agreements the Company is required to pay its share of royalties and other obligations.

TATONKA OIL AND GAS COMPANY, LLC
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2005 and 2004
(Stated in US Dollars)

Note 3.	Oil and Gas Properties (continued)

The Company expended $100,000 in 2004 and $95,829 in 2005 for a total of $195,829 at December 31, 2005 to acquire leases of unproved properties. There has been no funds expensed in 2004 or 2005 for exploratory activities.

The Company has contracted to acquire lease properties in Wyoming and Colorado. Pursuant to such contracts the Company is obligated to provide $1,751,784 to acquire such leases. This amount does not contemplate funds needed for exploration.

Note 4.	Income Taxes

The Company is not a taxpaying entity for federal income tax purposes, and thus no income tax expense has been recorded in the statements. Income of the Company is taxed to the members in their respective returns.

Note 5.	Subsequent Events

Subsequent to December 31, 2005, the Company:

— Received cash totaling $1,580,000 from the member of the Company.

— Acquired additional leases in unproved oil and gas properties located in Colorado, USA, for a cost of $850,000.

— Committed to acquire leases in unproved oil and gas properties located in Wyoming, USA for a cost of $901,784.